Exhibit 7.1

CLEAN ENERGY
COMBUSTION SYSTEMS, INC.

March 23, 2003

Tom Kay, C.A.
Deloitte & Touche LLP
2100-1055 Dunsmuir Street
P.O. Box 49279, Four Bentail Center
Vancouver, British Columbia V7X 1P4
Canada

Dear Mr. Kay:

This letter is to formally confirm to you that Clean Energy Combustion Systems, Inc. is changing independent auditors for its 2002 year audit from Deloitte & Touche to Staley Okada & Partners. As we have discussed, this change arises solely as a matter of cost considerations. In that regard we would request that Deloitte & Touche address those matters required Rule 304(a)(iv) of Regulation S-K to the effect that there were no disagreements between Deloitte & Touche and Clean Energy or the existence of any other matter or event requiring disclosure under that rule, all as more particularly set forth in the form 8-K that we have included with this letter, and which we intend to file with the Securities and Exchange Commission. We hereby request that Deloitte & Touche furnish Clean Energy with a letter addressed to the Securities and Exchange Commission, which we will file as an exhibit with the form 8-K, stating whether it agrees with the statements contained in item 4(a)(1) of the form 8-K and, if not, stating the respects in which you disagree.

We thank you in advance for your cooperation in responding to the foregoing request as well as your cooperation in effecting the transition to Staley Okada & Partners.

Very truly yours,

Barry A. Sheahan,
Chief Financial Officer
7087 MacPherson Avenue Burnaby, B.C. V5J 4N4 Canada
Phone 604-435-9339	Fax 604-435-9329